Exhibit 12

                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                   12 Months
                                     Ended
                              September 30, 1994              Years Ended December 31,
                                    Actual  -------------------------------------------------------------
                                  (Unaudited)   1993        1992        1991       1990        1989
                                --------------  ----        ----        ----       ----        ----
                                                                                  (In Thousands)
Net Income                                 $16,077       $14,274       $21,052       $16,820       $17,599        $10,582
- ----------

Add income taxes and fixed charges
- ----------------------------------
   Current federal income taxes              2,251         2,183         4,608         1,558         7,624          4,690
   Deferred federal income taxes             2,416         2,199         4,560         5,528           351         (2,509)
   Investment tax credits - net               (508)         (508)         (507)         (500)         (504)          (536)
   Interest on long-term debt               13,751        12,715        13,290        12,581        11,016         11,016
   Interest on short-term debt and other     2,623         2,074         1,277         2,500         2,968          2,117
                                           -------       -------       -------       -------       -------        -------

Net earnings available for fixed charges   $36,610       $32,937       $44,280       $38,487       $39,054        $25,360
                                           -------       -------       -------       -------       -------        -------
Fixed charges:
   Interest on long-term debt              $13,751       $12,715       $13,290       $12,581       $11,016        $11,016
   Interest on short-term debt and other     2,623         2,074         1,277         2,500         2,968          2,117
                                           -------       -------       -------       -------       -------        -------

          Total fixed charges              $16,374       $14,789       $14,567       $15,081       $13,984        $13,133
                                           =======       =======       =======       =======       =======        =======

Ratio of earnings to fixed charges            2.24          2.23          3.04          2.55          2.79           1.93
- ----------------------------------

